EXHIBIT 99.1

For Immediate Release

       U.S. AGGREGATES, INC. IN DISCUSSIONS WITH NYSE REGARDING CONTINUED
                               LISTING STANDARDS

Draper, UT, October 26, 2001 --U.S. Aggregates, Inc. (NYSE: AGA), a producer of aggregates, today announced that it has received notification from the New York Stock Exchange ("NYSE") that the Company's current total market capitalization and stock price do not comply with the NYSE's continued listing standards. Under the applicable continued listing standards, the Company must maintain over a consecutive 30 trading-day period a total average market capitalization of not less than $15 million and an average closing price of its common stock of at least $1.00 per share.

The Company has submitted a business plan to the NYSE for achieving compliance with the NYSE continued listing standards. The NYSE has 45 days to review the Company's business plan and present it to the NYSE Listings and Compliance Committee.

Should the Company not be able to demonstrate compliance with the NYSE continued listing standards, the Company's believes it will continue to have a market for its stock which would trade on the OTC Bulletin Board. As a result of a delisting, it would likely become more difficult to buy or sell the Company's common stock or to obtain timely and accurate quotations to buy or sell the Company's common stock. In addition, the delisting will likely result in a decline in the trading market for the Company common stock which could potentially depress the Company's stock price, among other consequences.

Founded in 1994, U.S. Aggregates, Inc. ("USAI") is a producer of aggregates. Aggregates consist of crushed stone, sand and gravel. The Company's products are used primarily for construction and maintenance of highways and other infrastructure projects as well as for commercial and residential construction. USAI serves local markets in nine states in two fast growing regions of the U.S., the Mountain states and the Southeast. For more information on U.S Aggregates please visit the Company's Web site at www.usaggregates.com.


Certain matters discussed in this release contain forward-looking statements and information based on management's belief as well as assumptions made by and information currently available to management. Such statements are subject to risks, uncertainties and assumptions including, among other matters, future growth in the construction industry; the ability of U.S. Aggregates to complete and effectively integrate its acquired companies' operations; to fund its liquidity; and general risks related to the markets in which U.S. Aggregates operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those projected. Additional information regarding these risk factors and other uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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